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                                                                       EXHIBIT 5

                               December 30, 1996
Board of Directors
PNC Bank Corp.
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania  15222-2707

Ladies and Gentlemen:

This opinion is issued in connection with the Registration Statement on Form S-3 (the "Registration Statement") of PNC Bank Corp. (the "Corporation") to be filed with the Securities and Exchange Commission relating to the registration of 6,000,000 shares of the Corporation's common stock, par value $5.00 ("PNC Common Stock"), to be newly issued or sold from its treasury to participants in the Corporation's Dividend Reinvestment and Stock Purchase Plan (the "Plan").

My opinion is rendered as of the date hereof and its applicability at future dates is conditioned upon the nonoccurrence of any event which would affect the validity of the issuance of PNC Common Stock or the sale of PNC Common Stock from the Corporation's treasury under the Plan. With respect to any PNC Common Stock held as treasury shares that may be sold under the Plan, my opinion is also subject to the condition that such shares had been validly issued before they were reacquired by the Corporation and became treasury shares.

As Senior Counsel to the Corporation, I have examined the Corporation's Articles of Incorporation and By-laws, each as amended to date, the Registration Statement and the Plan, and I am familiar with the proceedings taken by the Corporation relating to the Plan, including the resolutions adopted by the Corporation's Board of Directors with respect thereto. I have also examined such records, certificates and other documents that I have considered necessary or appropriate for the purposes of this opinion.

In making such examination and rendering the opinion set forth below, I have assumed: (i) the genuineness and authenticity of all signatures on original documents; (ii) the authenticity of all documents submitted to me as originals; and (iii) the conformity of originals of all documents submitted to me as certified, telecopied, photostated or reproduced copies and the authenticity of all originals of such documents.

I am admitted to practice law in the Commonwealth of Pennsylvania and do not purport to be an expert on or to express any opinion on any laws other than the laws of the Commonwealth of Pennsylvania and the federal securities laws of the United States of America. This opinion speaks as of today's date and is limited to present statutes, regulations and judicial interpretations. In rendering this opinion, I assume no obligation to revise or supplement this opinion should the present laws be changed by legislative or regulatory action, judicial decision or otherwise or should the Plan hereafter be amended or modified.


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Based upon the foregoing, I am of the opinion that, when the Registration
Statement has become effective in accordance with applicable law, the 6,000,000 shares of PNC Common Stock to be registered, when issued or sold pursuant to and in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Opinion" in the Prospectus included in Part I of the Registration Statement.


Very truly yours,

/s/ MELANIE S. CIBIK

Melanie S. Cibik
Senior Counsel